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                                                           Exhibit 23.1




                        Independent Auditors' Consent




The Board of Directors
Landstar System, Inc.:

We consent to incorporation by reference in the registration statements (No. 33-76340 and No 33-94304) on Form S-8 of Landstar System, Inc. of our reports dated February 1, 2000, relating to the consolidated balance sheets of Landstar System, Inc. and subsidiary as of December 25, 1999 and December 26, 1998, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the fiscal years ended December 25, 1999, December 26, 1998, and December 27, 1997, and all related schedules, which reports appear in or are incorporated by reference in the December 25, 1999 annual report on Form 10-K of Landstar System, Inc.


KPMG LLP



Stamford, Connecticut
March 22, 2000